PROMISSORY NOTE
TERM LOAN COMMITMENT

$3,750,000.00	November 1, 2006

FOR VALUE RECEIVED, HOME SOLUTIONS OF AMERICA, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of AMEGY BANK, N.A. (the "Lender") at the Principal Office of Texas Capital Bank, National Association, as administrative agent (the "Administrative Agent") at 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201, the principal sum of THREE MILLION, SEVEN HUNDRED FIFTY THOUSAND No/100 Dollars ($3,750,000.00) in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement (defined below), and to pay interest, at such office, in like money and funds, at the rates per annum and on the dates provided in the Credit Agreement.  Each payment made on account of the principal and interest hereof shall be recorded by the Lender on its books.

This Promissory Note (this "Note") is one of the promissory notes referred to in that certain Credit Agreement dated of even date herewith among the Borrower, the Lenders which are or become parties thereto (including the Lender) and the Administrative Agent, and evidences the Loan made by the Lender thereunder (as the same may be amended, restated, modified or otherwise supplemented from time to time, the "Credit Agreement").  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of the Loans upon the terms and conditions specified therein and that, as more fully set forth in the Credit Agreement, the aggregate of all interest contracted for, charged or received under or otherwise in connection herewith shall under no circumstances exceed the Maximum Rate permitted by applicable law, and other provisions relevant to this Note.

This Note and the other Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof.  This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

This Note and the other Loan Documents shall be construed in accordance with and governed by the laws of the state of Texas.  The Borrower and the Administrative Agent agree that the state and federal courts of Texas shall have jurisdiction over proceedings in connection with this Note and the other Loan Documents.

IN WITNESS WHEREOF, the party hereto has caused this Note to be duly executed the date as first written herein.

HOME SOLUTIONS OF AMERICA, INC. By: /s/ Jeff Mattich Jeff Mattich Chief Financial Officer